INVESTMENT ADVISORY AGREEMENT

Dynamic U.S. Growth Fund

      AGREEMENT made as of March 21, 2014 between THE RBB FUND, INC., a Maryland corporation (herein called the "Company"), and Scotia Institutional Asset Management US, Ltd., an Ontario company (herein called the "Investment Adviser").
      WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act"), and currently offers or proposes to offer shares representing interests in separate investment portfolios; and
      WHEREAS, the Company desires to retain the Investment Adviser to render certain investment advisory services to the Company with respect to the Company's Dynamic U.S. Growth Fund (the "Fund"), and the Investment Adviser is willing to so render such services; and
      WHEREAS, the Board of Directors of the Company and the sole shareholder of the Fund have approved this Agreement, and the Investment Adviser is willing to furnish such services upon the terms and conditions herein set forth;
      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:
      SECTION 1. APPOINTMENT. The Company hereby appoints the Investment Adviser to act as investment adviser for the Fund for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.
      SECTION 2. DELIVERY OF DOCUMENTS. The Company has furnished the Investment Adviser with copies properly certified or authenticated of each of the following:
(a) Resolutions of the Board of Directors of the Company authorizing the appointment of the Investment Adviser and the execution and delivery of this Agreement; and
(b) A prospectus and statement of additional information
relating to each class of shares representing interests in the Fund of the Company in effect under the Securities Act of 1933 (such prospectus and statement of additional information, as presently in effect and as they shall from time to time be amended and supplemented, are herein collectively called the "Prospectus" and "Statement of Additional Information," respectively).
      The Company will promptly furnish the Investment Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.
      In addition to the foregoing, the Company will also provide the Investment Adviser with copies of the Company's Charter and By-laws, and any registration statement or service contracts related to the Fund, and will promptly furnish the Investment Adviser with any amendments of or supplements to such documents.
      SECTION 3. MANAGEMENT.
      (a ) Subject to the supervision of the Board of Directors of the Company and subject to Section 3 (b) below, the
Investment Adviser will provide for the overall management of the Fund including (i) the provision of a discretionary continuous investment program for the Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Fund, (ii) the determination of the securities and other investments to be purchased, retained, or sold by the Company for the Fund, and
(iii) the placement of orders for all purchases and sales made for the Fund. The Investment Adviser shall have a limited power-of-attorney to execute any trading and/or subscription documents necessary in order to carry out its duties under this
Section 3. The Investment Adviser will provide the services rendered by it hereunder in accordance with the Fund's investment objective, restrictions and policies as stated in the applicable Prospectus and Statement of Additional Information, provided that the Investment Adviser has actual notice or knowledge of any changes by the Board of Directors to such investment objectives, restrictions or policies. The Investment Adviser further agrees that it will render to the Company's
Board of Directors such periodic and special reports regarding the performance of its duties under this Agreement as the Board may reasonably request. The Investment Adviser agrees to provide to the Company (or its agents and service providers) prompt and accurate data with respect to the Fund's transactions and, where not otherwise available, the daily valuation of securities in the Fund.
      (b) Sub-Advisers. The Investment Adviser may delegate certain of its responsibilities hereunder with respect to provision of the investment advisory services set forth in
Section 3(a) above to one or more other parties (each such
party, a "Sub-Adviser"), pursuant in each case to a written agreement with such Sub-Adviser that meets the requirements of
Section 15 of the 1940 Act and rules thereunder applicable to contracts for service as investment adviser of a registered investment company (including without limitation the requirements for approval by the Board of Directors of the Company and the shareholders of the Fund), subject, however, to such exemptions as may be granted by the U.S. Securities and Exchange Commission upon application or by rule. Such Sub-Adviser may (but need not) be affiliated with the Investment Adviser.
      Any delegation of services pursuant to this Section 3(b) shall be subject to the following conditions:
1.	Any fees or compensation payable to any Sub-Adviser
shall be paid by the Investment Adviser and no additional obligation may be incurred on the Company's behalf to any Sub-Adviser; except that any Company expenses that may be incurred by the Investment Adviser and paid by the
Company to the Investment Adviser directly may be
incurred by the Sub-Adviser and paid by the Company to
the Sub-Adviser directly, so long as such payment
arrangements are approved by the Company and the
Investment Adviser prior to the Sub-Adviser's incurring
such expenses.
2.	If the Investment Adviser delegates its
responsibilities to more than one Sub-Adviser, the
Investment Adviser shall be responsible for assigning to
each Sub-Adviser that portion of the assets of the Fund
for which the Sub-Adviser is to act as Sub-Adviser,
subject to the approval of the Company's Board of
Directors.
3.	To the extent that any obligations of the Investment
Adviser or any Sub-Adviser require any service provider of the Company or Fund to furnish information or services, such information or services shall be furnished by the Company's or the Fund's service providers directly to both the Investment Adviser and any Sub-Adviser.
      SECTION 4. BROKERAGE. Subject to the Investment Adviser's obligation to obtain best price and execution, the Investment Adviser shall have full discretion to select brokers or dealers to effect the purchase and sale of securities. When the Investment Adviser places orders for the purchase or sale of securities for the Fund, in selecting brokers or dealers to execute such orders, the Investment Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services for the benefit of the Fund directly or indirectly. Without limiting the generality of the foregoing, the Investment Adviser is authorized to cause the Fund to pay brokerage commissions which may be in excess of the lowest rates available to brokers who execute transactions for the Fund or who otherwise provide brokerage and research services utilized by the Investment Adviser, provided that the Investment Adviser determines in good faith that the amount of each such commission paid to a broker is reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either the particular transaction to which the commission relates or the Investment Adviser's overall responsibilities with respect to accounts as to which the Investment Adviser exercises investment discretion. The Investment Adviser may aggregate securities orders so long as the Investment Adviser adheres to a policy of allocating investment opportunities to the Fund over a period of time on a fair and equitable basis relative to other clients. In no instance will the Fund's securities be purchased from or sold to the Company's principal underwriter, the Investment Adviser, or any affiliated person thereof, except to the extent permitted by SEC exemptive order or by applicable law.
      The Investment Adviser shall report to the Board of Directors of the Company at least quarterly with respect to brokerage transactions that were entered into by the Investment Adviser, pursuant to the foregoing paragraph, and shall certify to the Board that the commissions paid were reasonable in terms either of that transaction or the overall responsibilities of the Investment Adviser to the Company and the Investment Adviser's other clients, that the total commissions paid by the Company were reasonable in relation to the benefits to the Company over the long term, and that such commissions were paid in compliance with Section 28(e) of the Securities Exchange Act of 1934.
      SECTION 5. CONFORMITY WITH LAW; CONFIDENTIALITY. The Investment Adviser further agrees that it will comply with all applicable rules and regulations of all federal regulatory agencies having jurisdiction over the Investment Adviser in the performance of its duties hereunder. The Investment Adviser will treat confidentially and as proprietary information of the Company all records and other information relating to the Company and prior, present, or potential shareholders (except with respect to clients of the Investment Adviser) and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company. Where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply with a request for records or other information relating to the Company, the Investment
Adviser may comply with such request prior to obtaining the Company's written approval, provided that the Investment Adviser has taken reasonable steps to promptly notify the Company, in writing, upon receipt of the request.
      SECTION 6. SERVICES NOT EXCLUSIVE. The Investment Adviser and its officers may act and continue to act as investment managers for others, and nothing in this Agreement shall in any way be deemed to restrict the right of the Investment Adviser to perform investment management or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Fund or the Company.
      Nothing in this Agreement shall limit or restrict the Investment Adviser or any of its directors, officers, affiliates or employees from buying, selling or trading in any securities for other clients and/or its or their own account. The Company acknowledges that the Investment Adviser and its directors, officers, affiliates, employees and other clients may, at any time, have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the Fund. The Investment Adviser shall have no obligation to acquire for the Fund a position in any investment which the Investment Adviser, its directors, officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, so long as it continues to be the policy and practice of the Investment
Adviser not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities so that, to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis.
      The Investment Adviser agrees that this Section 6 does not constitute a waiver by the Company of the obligations imposed upon the Investment Adviser to comply with Sections 17(d) and 17(j) of the 1940 Act, and the rules thereunder, nor constitute a waiver by the Company of the obligations imposed upon the Investment Adviser under Section 206 of the Investment Advisers Act of 1940 and the rules thereunder. Further, the Investment Adviser agrees that this Section 6 does not constitute a waiver by the Company of the fiduciary obligation of the Investment Adviser arising under federal or state law, including Section 36 of the 1940 Act. The Investment Adviser agrees that this
Section 6 shall be interpreted consistent with the provisions of
Section 17(i) of the 1940 Act.
      SECTION 7. BOOKS AND RECORDS. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Fund are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company's request, provided, however, that the Investment
Adviser may keep a copy of any records that the Investment Adviser is required to keep under applicable law. The
Investment Adviser further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 3la-1 under the 1940 Act.
      SECTION 8. EXPENSES. During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement. The Fund shall bear all of its own expenses not specifically assumed by the Investment Adviser. General expenses of the Company not readily identifiable as belonging to an investment portfolio of the Company shall be allocated among all investment portfolios by or under the direction of the Company's Board of Directors in such manner as the Board determines to be fair and equitable. Expenses borne by the Fund shall include, but are not limited to, the following (or the Fund's share of the following): (a) the cost (including brokerage commissions) of securities purchased or sold by the Fund and any losses incurred in connection therewith; (b) fees payable to and expenses incurred on behalf of the Fund by the Investment Adviser; (c) filing fees and expenses relating to the registration and qualification of the Company and the Fund's shares under federal and/or state securities laws and maintaining such registrations and qualifications; (d) fees and salaries payable to the Company's directors and officers; (e) taxes (including any income or franchise taxes) and governmental fees; (f) costs of any liability and other insurance or fidelity bonds; (g) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Company or the Fund for violation of any law; (h) legal, accounting and auditing expenses, including legal fees of special counsel for the independent directors; (i) charges of custodians and other agents; (j) expenses of setting in type and printing prospectuses, statements of additional information and supplements thereto for existing shareholders, reports, statements, and confirmations to shareholders and proxy materials that are not attributable to a class; (k) costs of mailing prospectuses, statements of additional information and supplements thereto to existing shareholders, as well as reports to shareholders and proxy materials that are not attributable to a class; (1) any extraordinary expenses; (m) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (n) costs of mailing and tabulating proxies and costs of shareholders' and directors' meetings; (o) costs of independent pricing services to value the Fund's securities; and (p) the costs of investment company literature and other publications provided by the Company to its directors and officers. Distribution expenses, transfer agency expenses, expenses of preparing, printing and mailing prospectuses, statements of additional information, proxy statements and reports to shareholders, and organizational expenses and registration fees, identified as belonging to a particular class of the Fund are allocated to such class.
      SECTION 9. VOTING. The Investment Adviser shall have the authority to vote as agent for the Fund, either in person or by proxy, tender and take all actions incident to the ownership of all securities in which the Fund's assets may be invested from time to time, subject to such policies and procedures as the Board of Directors of the Company may adopt from time to time.
      SECTION 10. RESERVATION OF NAME. The Investment Adviser grants the Company a non-exclusive, limited term license to use the "Dynamic" name and trademark and/or the "Scotia" name and trademark (together, the "Marks") as part of the name of the Fund (and through reference to the Investment Adviser, as appropriate) and in marketing and other communications for the sole purpose of selling shares of the Fund and as may be required pursuant to applicable law and regulation. The term of the license shall expire immediately upon termination of this Agreement (provided, however, the Company may be permitted to continue to reference the name of the Fund as required by applicable law). The Company shall have no right to sublicense or assign rights to use the Marks, shall not acquire any rights, title or interest in the Marks other than as expressly set forth herein, and all of the Fund's uses of the Marks shall inure to the benefit of the Investment Adviser (or its affiliates, as appropriate) as owner and licensor of the Marks, and the Company shall not take any action to challenge the validity of the Marks or ownership thereof. The Company further agrees that all services and products it offers in connection with the Marks shall meet commercially reasonable standards of quality and any use of the Marks shall be approved by the Investment Adviser (or its designee) prior to use. At the reasonable request of the Investment Adviser, the Company shall cooperate with the owner of the Marks and shall execute and deliver any and all documents necessary to maintain and protect (including but not limited to in connection with any trademark infringement action) the Marks and/or enter the Company as a registered user thereof. In no event shall the Company use the Marks or any other name or marks which may reasonably be confused with the Marks (including, but not limited to any name or mark that includes the name "Dynamic" or "Scotia") during the term of this Agreement and after this Agreement or any other investment advisory agreement between the Investment Adviser and the Company related to the Fund is terminated.
      SECTION 11. COMPENSATION.
      (a) For the services provided and the expenses assumed pursuant to this Agreement with respect to the Fund, the Company will pay the Investment Adviser from the assets of the Fund and the Investment Adviser will accept as full compensation therefor a fee, computed daily and payable monthly in arrears, at the annual rate of 0.65% of the Fund's average daily net assets. For any period less than a full month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month.
      (b) The fee attributable to the Fund shall be satisfied only against the assets of the Fund and not against the assets of any other investment portfolio of the Company. The Investment Adviser may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Investment Adviser.
      SECTION 12. LIMITATION OF LIABILITY. The duties of the Investment Adviser shall be confined to those expressly set forth herein and no implied duties are assumed by or may be asserted against the Investment Adviser hereunder. The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement ("disabling conduct"). The Fund will indemnify the Investment Adviser and each of the Investment Adviser's affiliates, directors, officers, employees, agents, associates and controlling persons and the directors, partners, members, officers, employees and agents thereof (each, an "Indemnitee") against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from disabling conduct by the Investment Adviser. All determinations with respect to Indemnification shall be made:
(i) by a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnitee was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Indemnitee was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of directors of the Fund who are neither "interested persons" of the Company nor parties to the proceeding ("disinterested non-party directors") or (b) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, an independent legal counsel in a written opinion. The Indemnitee shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Maryland General Corporation Law. The Investment Adviser shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Investment Adviser shall provide a security in form and amount reasonably acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based upon a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Indemnitee will ultimately be found to be entitled to indemnification. Any amounts payable by the Fund under this Section 12 shall be satisfied only against the assets of the Fund and not against the assets of any other investment portfolio of the Company. The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which such Indemnitee may be legally entitled.
      The limitations on liability and indemnification provisions of this Section 12 shall not be applicable to any losses, claims, damages, liabilities or expenses arising from the Investment Adviser's rights to the Fund's name. The Investment Adviser shall indemnify and hold harmless the Company and the Fund for any claims arising from the use of the Marks.
      SECTION 13. DURATION AND TERMINATION. This Agreement shall become effective with respect to the Fund as of the date first above written and, unless sooner terminated as provided herein, shall continue with respect to the Fund until August 16, 2015. Thereafter, if not terminated, this Agreement shall continue with respect to the Fund for successive annual periods ending on August 16, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that this Agreement may be terminated with respect to the Fund by the Company at any time, without the payment of any penalty, by the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Fund, on 60 days' prior written notice to the Investment Adviser, or by the Investment Adviser at any time, without payment of any penalty, on 60 days' prior written notice to the Company. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act).
      SECTION 14. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought, and, unless otherwise permitted by the 1940 Act, no amendment of this Agreement affecting the Fund shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Fund.
      SECTION 15. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.
      SECTION 16. NOTICE. All notices hereunder shall be given in writing and delivered by hand, national overnight courier, facsimile (provided written confirmation of receipt is obtained and said notice is sent via first class mail on the next business day) or mailed by certified mail, return receipt requested, as follows:

      If to the Company:
The RBB Fund, Inc
103 Bellevue Parkway
Wilmington, DE 19809
Attn: Salvatore Faia
Fax: 302-791-2240

If to the Investment Adviser:

Scotia Institutional Asset Management US, Ltd.
1 Adelaide Street East
Toronto, ON M5C 2V9

With a copy to:

Scotia Institutional Asset Management US, Ltd.
c/o Scotia Institutional Investments US, LP
1055 Westlakes Drive, Suite 301
Berwyn, PA 19312
Attn:  Legal Cousnel

      The effective date of any notice shall be (i) the date such notice is sent if such delivery is effected by hand or facsimile, (ii) one business day after the date such notice is sent if such delivery is effected by national overnight courier; or (iii) the fifth (5th) Business Day after the date of mailing thereof.
      SECTION 17. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.
      SECTION 18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE RBB FUND, INC.

By: __/s/Salvatore Faia_
Name: Salvatore Faia
Title: President



SCOTIA INSTITUTIONAL ASSET MANAGEMENT US, LTD

By: __/s/Robin Lacey_
Name:Robin Lacey
Title:President

SCOTIA INSTITUTIONAL ASSET
MANAGEMENT US, LTD

By: __/s/John Pereira_
Name:John Pereira
Title:Director